UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2019

Graco Inc.
(Exact name of registrant as specified in its charter)

Minnesota	001-9249	41-0285640
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

88-11th Avenue Northeast Minneapolis, Minnesota	55413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (612) 623-6000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule-425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02     Termination of a Material Definitive Agreement.
Upon shareholder approval of the Graco Inc. 2019 Stock Incentive Plan (the “2019 Plan”) as described under 5.02 below, the Company ceased granting awards under the Graco Inc. 2015 Stock Incentive Plan (the “2015 Plan”).
Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 26, 2019, the shareholders of Graco Inc. (the “Company”) approved and adopted the 2019 Plan. The 2019 Plan was adopted by the Board of Directors (“Board”) in February 2019.
A brief description of the material terms of the 2019 Plan is set forth below, and is qualified by the actual text of the 2019 Plan, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.
General
The 2019 Plan provides for the grant of a wide variety of equity-based awards, including options, stock appreciation rights, restricted stock, restricted stock units, performance awards and dividend equivalents, to employees, consultants, advisors, officers and non-employee directors of the Company and its affiliates. The aggregate number of shares of common stock that may be issued under all awards made under the 2019 Plan will be 10,000,000. Restricted stock, restricted stock units and performance awards payable in common stock shall be counted as three shares against the total authorized share amount. The 2019 Plan will expire on April 26, 2029, unless earlier terminated by the Board.
Shares subject to awards outstanding under the 2019 Plan, or the 2015 Plan as of the date of shareholder approval of the 2019 Plan, that are cancelled, forfeited, expired or settled for cash shall become available under the 2019 Plan at the same ratio by which the number of shares available under the applicable plan was originally decreased upon the grant of such awards.
The 2019 Plan is intended to qualify as an incentive stock option plan meeting the requirements of Section 422 of the Internal Revenue Code with respect to awards of up to 10,000,000 shares.
The Board may amend or terminate the 2019 Plan at any time, except the Company will submit any amendment to its shareholders for approval to the extent required by applicable laws or regulations or the rules of any stock exchange on which the Company’s shares may then be listed.
Administration
The 2019 Plan is administered by a committee selected by the Board (the “Committee”). The Committee consists of two or more members who are members of the Board and are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Committee may grant stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, dividend equivalents and other stock-based awards to employees, consultants, advisors, officers and non-employee directors of Graco or any of its affiliates. However, no dividend equivalents may be awarded on stock options or stock appreciation rights. The Committee may delegate to the chief executive officer its authority under the 2019 Plan for purposes of designating, designing and administering awards to participants who are not executive officers subject to Section 16 of the Exchange Act or directors of the Company.
The Committee has the power to designate persons eligible for awards under the 2019 Plan, interpret and administer the 2019 Plan and any award agreement, establish rules as deemed appropriate for the administration of the 2019 Plan and, subject to the provisions of the 2019 Plan and applicable law, determine:

•	The type of award and number of shares covered by each award, provided that the term of any option or stock appreciation right cannot exceed ten years,

•	The terms and conditions of any award or award agreement, and

•	The terms of exercise of any award.
The Committee may also amend or waive the terms and conditions of an outstanding award subject to certain limitations, but may not adjust or amend the exercise price of any outstanding stock option or stock appreciation right, except in the case of a stock split or other recapitalization.
In the event that the Committee determines that a dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, affects the Company’s common stock such that an adjustment is deemed equitable and appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended under the 2019 Plan, the Committee shall make adjustments to the number and type of shares that may be subject to an award or are subject to outstanding awards and to the purchase or exercise price of any award.
Item 5.07     Submission of Matters to a Vote of Security Holders.
On April 26, 2019, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). Set forth below are the final voting results on each matter submitted to a vote of security holders at the Annual Meeting. Each proposal is described in detail in the Company’s Proxy Statement for 2019 Annual Meeting, filed with the Securities and Exchange Commission on March 13, 2019 (the “2019 Proxy Statement”).

Proposal 1

The following directors were elected to serve for three-year terms:

Name	For	Against	Abstain	Broker Non-Votes
Eric P. Etchart	136,865,121	789,672	73,415	13,970,046
Jody H. Feragen	136,312,502	1,346,546	69,160	13,970,046
J. Kevin Gilligan	127,739,533	9,865,462	123,213	13,970,046

Proposal 2

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2019 was ratified:

For	Against	Abstain
148,995,829	2,609,191	93,234

Proposal 3

Shareholders approved, on an advisory basis, the compensation paid to our Named Executive Officers as disclosed in the 2019 Proxy Statement:

For	Against	Abstain	Broker Non-Votes
128,467,920	8,935,540	324,748	13,970,046

Proposal 4

Shareholders approved the Graco Inc. 2019 Stock Incentive Plan:

For	Against	Abstain	Broker Non-Votes
122,148,057	15,458,956	121,195	13,970,046
Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits

10.1	Graco Inc. 2019 Stock Incentive Plan (Incorporated by reference to Appendix A to the Company’s Proxy Statement for the Annual Meeting of Shareholders held on April 26, 2019).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRACO INC.

Date:	April 29, 2019	By:	/s/ Karen Park Gallivan ______________________
Karen Park Gallivan
Its: Executive Vice President, General Counsel and Corporate Secretary